After the close of business on March 1, 2013, Small Company
Growth Fund acquired the net assets of Wells Fargo Advantage
Diversified Small Cap Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies. Shareholders holding Administrator Class shares of Wells Fargo Advantage Diversified Small Cap Fund received Institutional Class shares of Small Company
Growth Fund in the reorganization. The acquisition was accomplished by a taxfree exchange of all of the shares of Wells Fargo Advantage Diversified Small Cap Fund for 301,128 Institutional Class shares of Small Company Growth Fund valued at $9,870,350 at an exchange ratio of 0.46. The investment portfolio ofWells Fargo Advantage Diversified Small Cap Fund with a fair value of $9,643,858, identified cost of $9,890,123 and unrealized losses of $246,265 at March 1, 2013 were the principal assets acquired by Small Company Growth Fund. The aggregate net assets of Wells Fargo Advantage Diversified Small Cap Fund and Small Company Growth Fund immediately prior to the acquisition were $9,870,350 and $152,550,197, respectively. The aggregate net assets of Small Company Growth Fund immediately after the acquisition were $162,420,547. For financial reporting purposes, assets received and shares issued by Small Company Growth Fund were recorded at fair value; however, the cost basis of the investments received from Wells Fargo Advantage Diversified SmallCap Fund was carried forward to align ongoing reporting of Small Company Growth Funds realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed June 1, 2012, the beginning of the annual reporting period for Small Company Growth Fund, the pro forma results of operations for the year ended May 31, 2013 would have been:

Net investment loss                                    $ (381,440)
Net realized and unrealized gains on investments       $41,583,507
Net increase in net assets resulting from operations   $41,202,067

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells Fargo Advantage Diversified Small Cap Fund that have been included in Small Company Growth Funds Statement of Operations since March 4, 2013.

After the close of business on August 26, 2011, Emerging Growth Fund acquired the net assets of Wells Fargo Advantage Small Cap Growth Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies.Wells Fargo Advantage Small Cap Growth Fund transferred all of its portfolio securities to Wells Fargo Advantage Emerging Growth Portfolio
(a master portfolio in which Emerging Growth Fund invests all of its assets) in exchange for interests inWells Fargo Advantage Emerging Growth Portfolio. Immediately thereafter, Wells Fargo Advantage Small Cap Growth Fund transferred all of its equity interests in Wells Fargo Advantage Emerging Growth Portfolio to Emerging Growth Fund in exchange for shares of Emerging Growth. Shareholders holding Class A, Class B, Class C, Administrator Class, Institutional Class and Investor Class shares of Wells Fargo Advantage Small Cap Growth Fund received Class A, Class A, Class C, Administrator Class, Institutional Class and
Investor Class shares, respectively, of Emerging Growth Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells Fargo Advantage Small Cap Growth Fund for
91,597,530 shares of Emerging Growth Fund valued at $986,870,452 at an exchange ratio of 0.92, 0.84, 0.86, 0.93, 0.95 and 0.91 for Class A, Class A,
Class C, Administrator Class, Institutional Class and Investor Class shares, respectively. The investment portfolio ofWells Fargo Advantage Small Cap
Growth Fund with a fair value of $983,123,142, identified cost of $1,049,145,570 and unrealized losses of $66,022,428 at August 26, 2011 were the principal assets acquired by Emerging Growth Fund. The aggregate net assets of Wells Fargo Advantage Small Cap Growth Fund and Emerging Growth Fund immediately prior to the acquisition were $986,870,452 and $21,206,634, respectively. The aggregate net assets of Emerging Growth Fund immediately after the acquisition were $1,008,077,086. For financial reporting purposes, assets received and shares issued by Emerging Growth Fund were recorded at fair value; however, the cost basis of the investments received from Wells Fargo Advantage Small Cap Growth Fund was carried forward to align ongoing reporting Emerging Growth Funds realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed June 1, 2011, the beginning of the annual reporting period for Emerging Growth Fund, the pro forma results of operations for the year ended May 31, 2012 would have been:

Net investment loss                                    $ (3,409,990)
Net realized and unrealized losses on investments      $(28,375,166)
Net decrease in net assets resulting from operations   $(31,785,156)